  Exhibit 99.1

Company Contact:
Hayden IR
James Carbonara
james@haydenir.com
(646)-755-7412

BK Technologies Declares Quarterly Dividend of $0.02 per Share

WEST MELBOURNE, FL, March 17, 2021 – BK Technologies Corporation (NYSE American: BKTI) (the “Company”) announced today that its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on April 26, 2021, to stockholders of record of the Company’s common stock as of the close of business on April 12, 2021.

John Struble, Chairman of the Board, said, “We are pleased to continue the Company’s capital return program with the declaration of our twentieth consecutive quarterly dividend.”

About BK Technologies

BK Technologies Corporation is an American holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification, American-made communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve these heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.